Exhibit (a)(5)(F)

Press Release

TNS Announces Preliminary Results of Its Tender Offer
—Expects to purchase 6,263,435 million shares—

RESTON, Va.—May 4, 2005—TNS, Inc. (NYSE: TNS) announced today the preliminary results of its modified "Dutch" auction tender offer to purchase up to 9,000,000 shares of the company's common stock, which expired at 5:00 p.m., New York City time, on May 3, 2005.

        Based on the preliminary count by Wachovia Bank, the depositary for the tender offer, approximately 6,263,435 shares of common stock were properly tendered and not withdrawn at a price at or below $18.50 per share, including shares that were tendered through notice of guaranteed delivery. The 6,263,435 shares tendered include 6,000,000 shares tendered by TNS' controlling stockholder, GTCR Golder Rauner L.L.C. and its affiliated investment funds. Accordingly, TNS expects to purchase an aggregate of approximately 6,263,435 shares at a purchase price of $18.50 per share.

        The number of shares to be purchased and the price per share are preliminary, are based on the shares tendered through notice of guaranteed delivery being validly tendered and are subject to verification by the depositary, and are therefore subject to change. The actual number of shares purchased and the final purchase price will be announced promptly following completion of the verification process. Payment for the shares accepted for purchase will occur promptly after completion of the final purchase price computation.

Any questions with regard to the tender offer may be directed to The Altman Group, the information agent, at (888) 357-9212. The dealer manager for the tender offer was Lehman Brothers.

Cautionary Note Regarding Forward-looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements. The Company has attempted, whenever possible, to identify these forward-looking statements using words such as "may," "will," "should," "projects," "estimates," "expects," "plans," "intends," "anticipates," "believes," and variations of these words and similar expressions. Similarly, statements herein that describe the Company's business strategy, prospects, opportunities, outlook, objectives, plans, intentions or goals are also forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the Company's reliance upon a small number of customers for a significant portion of its revenue; competitive factors such as pricing pressures; the Company's ability to grow its business domestically and internationally by generating greater transaction volumes, acquiring new customers or developing new service offerings; fluctuations in the Company's quarterly results because of the seasonal nature of the business and other factors outside of the Company's control; the Company's ability to identify, execute or effectively integrate future acquisitions; the Company's ability to incur additional indebtedness or obtain future financing on acceptable terms given our anticipated outstanding borrowings under, and the financial and other restrictive covenants contained in, our proposed amended and restated senior secured credit facility; the Company's ability to adapt to changing technology; additional costs related to compliance with the Sarbanes-Oxley Act of 2002; any revised New York Stock Exchange listing standards; Securities and Exchange Commission (SEC) rule changes or other corporate governance issues; and other risk factors described in the Company's annual report on Form 10-K filed with the SEC on March 31, 2005. In addition, the statements in this press release are made as of May 4, 2005. The Company expects that subsequent events or developments will cause its views to change. The Company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to May 4, 2005.

About TNS

TNS is one of the leading providers of business-critical, cost-effective data communications services for transaction-oriented applications and operates through its wholly owned subsidiary Transaction Network Services, Inc. TNS provides rapid, reliable and secure transaction delivery platforms to enable transaction authorization and processing across several vertical markets and trading communities.

Since its inception in 1990, TNS has designed and implemented multiple data networks, each designed specifically for the transport of transaction-oriented data. TNS' networks support a variety of widely accepted communications protocols and are designed to be scalable and accessible by multiple methods. TNS' network technologies have been deployed in the United States and internationally, and TNS' networks have become preferred networks servicing the trading community, wireless and wireline carriers, and the card processing and dial-up automated teller machine markets. For further information about TNS, please refer to www.tnsi.com.

For more information please contact:

TNS, Inc. Investor Relations Pam Bentley, 703-453-8509 investorrelations@tnsi.com	Lippert/Heilshorn & Associates Jody Burfening/Carolyn Capaccio 212-838-3777

# # #